EXHIBIT 99.1

International Remote Imaging Systems Completes $1.685 Million Private Placement

Company Attracting New Institutional Investors Including SIAR Capital and Dolphin Asset Management

CHATSWORTH, Calif., Oct. 20, 2003 (PRIMEZONE) -- International Remote Imaging Systems, Inc. (AMEX:IRI), a manufacturer and marketer of automated IVD urinalysis systems and medical devices for hospitals and clinical laboratories worldwide, today announced that it has completed a private placement of 500,000 shares of Common Stock with a group of institutional investors, yielding proceeds to the Company of $1.685 million.

SIAR Capital, an independent investment fund that invests primarily in undervalued, emerging growth companies, led the group of investors that include Dolphin Asset Management. Both are based in New York City. The two other members of the group raised their stakes in the Company under an Agreement in which all of the participants purchased unregistered shares with future registration rights.

"Our ability to attract new institutional investors and established investors who are increasing their holdings in the Company's shares, are expressions of confidence in the future of International Remote Imaging Systems," stated Chief Executive Officer Dr. Kshitij Mohan. "Coupled with the previously announced demand for our recently launched iQ(tm)200 fully automated urine sediment and chemistry analyzer, and the relaxation of conditions on the Company's debt by our lead bank, these new investments will provide us greater financial strength and flexibility to pursue promising opportunities to fuel growth in the intermediate and longer term. We believe that this transaction will be beneficial to the company and our current shareholders, notwithstanding the resulting minimal dilution of less than 5 percent in our currently outstanding stock."

Jack Silver of SIAR Capital commented, "We have concluded, after significant due diligence on this Company, that it has the technology, the products and the potential markets to be successful. In our assessment, the Company has an experienced and capable management team. We are excited to have invested in IRIS."

The financial intermediary in arranging the private placement was The Wall Street Group, Inc., a New York City financial services and communications firm.

The Company

International Remote Imaging Systems, Inc. has an established reputation as a leader in automated urinalysis technology and image flow cytometry. The Company's Iris Diagnostics Division is a leader in automated urinalysis technology with workstations in major medical institutions throughout the world. Using a patented Automated Intelligent Microscopy (AIM) technology, the Auto-Analyte Recognition software (AAR), and more recently, the neural network-based Auto-Particle Recognition (APR) technology, significant reduction in the cost and time consuming steps for manual microscopic analysis can be achieved.

The StatSpin(r) subsidiary, based in Norwood, Mass., is a worldwide leader in accelerated sample preparation for blood, body fluids and urine analysis. The subsidiary makes innovative centrifuges and blood analysis products, including the world's fastest blood separator (30 seconds). StatSpin's worldwide markets include medical institutions, commercial laboratories, clinics, doctors' offices, veterinary labs and research facilities. Its bench top centrifuges are dedicated to applications for manual specimen preparation for coagulation, cytology, hematology, and urinalysis.

Advanced Digital Imaging Research, LLC, is a research and development subsidiary based in the Houston, Texas area. ADIR assists in the advancement of proprietary imaging technology while conducting government-sponsored research and development in medical imaging and software, and contract research for corporate clients.

Safe Harbor Provision

This news release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company's views on future commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by phrases such as "thinks," "anticipates," "believes," "estimates," "expects," "intends," "plans," and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry, competition and capital requirements. Other factors and uncertainties that could affect the Company's forward-looking statements include, among other things, the following: unexpected technical and marketing difficulties inherent in its new iQ(tm)200 Automated Urine Microscopy Analysis product, major product development efforts, the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures, as well as potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company's products; rapid technological change in the microelectronics and software industries; and increasing competition from imaging and non-imaging based in-vitro diagnostic products. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. The Company assumes no duty to update its forward-looking statements.

CONTACTS:  International Remote Imaging Systems, Inc.
           Dr. Kshitij Mohan, Chief Executive Officer
           (818) 709-1244

           The Wall Street Group, Inc.
           Ron Stabiner
           (212) 888-4848